Exhibit 99.1

Great Basin Scientific Reports Fourth Quarter and Full Year 2016 Results

Company reduces operating costs, improves gross margin and cash burn rate quarter-over-quarter

•	Fourth quarter revenue increased 39% year-over-year; 2016 revenues increased 42%
•	14% reduction in net cash used in operating activities from the third quarter to the fourth quarter of 2016
•	34% reduction in fourth quarter G&A expenses leads to 4% reduction in total operating expenses compared to third quarter
•	Quarterly gross margin improved 42 basis points over third quarter to best level of the year
•	Percentage of customers using more than one assay increased 17% quarter-over-quarter and 81% year-over-year

Salt Lake City, March 22, 2017 – Great Basin Scientific, Inc. (OTCQB: GBSN), a molecular diagnostic company, today reported operating results for the fourth quarter and full year ended December 31, 2016.

“The fourth quarter of 2016 was a period of significant progress and change for Great Basin,” said Ryan Ashton, co-founder and chief executive officer of Great Basin. “During the third quarter, research and development spending and gross margin inefficiency peaked as we invested in significant menu expansion, which included concurrently running two clinical trials and preparing for the commercial launch of two products that the U.S. Food and Drug Administration (FDA) cleared in early 2016. With those efforts either behind us or winding down, we turned our focus to improving operational efficiencies and implementing cost management programs in preparation for 2017. These efforts resulted in a reduction in sequential quarterly operating expenses and our strongest gross margins of the fiscal year. Furthermore, we expect that the changes we made in the fourth quarter—along with the January completion of the clinical trial for our Bordetella Direct Test and the restructuring and reduction plan we announced in early February—will result in further improvements to our operating expenses, burn rate and gross margins in the first half of 2017.”

“Beyond the sequential improvements in gross margins and reduced operating expenses, 2016, overall, was a year of noteworthy progress for the Company. For the first time, we launched two new products and successfully completed two clinical trials in a single year. The doubling of our menu to four assays will promote our objective of continually expanding our customer footprint and increasing our revenue per customer.”

Quarterly/Full Year Performance

•	Gross margin improved 42 basis points in the fourth quarter compared with the third quarter of 2016, marking the greatest improvement in gross margin during 2016. The Company anticipates gross margins will improve throughout 2017 as cost of goods sold declines, the higher-value Staph ID/R Blood Culture Panel becomes more widely adopted, and the Stool Bacterial Pathogens Panel receives FDA 510(k) clearance and is commercialized.
•	Net cash used in operating activities decreased 14% in the fourth quarter to $7,516,300 compared with $8,708,100 in the third quarter. The decrease was due primarily to reduced R&D spending as the Company completed the first of two clinical trials during the quarter. The second clinical trial was completed in the first quarter of 2017. The completion of these trials, along with cost-reduction measures taken in late 2016 and early 2017, should result in further reductions to cash burn in the first half of 2017.
•	Revenue for the fourth quarter was $852,000, a 39% increase from a year ago, and a 16% increase from the third quarter of 2016. Over 94% of fourth quarter revenue was from sales of C. diff and Group B Strep assays. C. diff sales increased 14% and Group B Strep sales grew 274% as compared to the fourth quarter of 2015.
•	34% of customer sites were using multiple assays in the fourth quarter, an increase of 81% from a year ago and a 17% increase over the third quarter.
•	Revenue for 2016 was $3,048,000 compared with $2,142,000 in 2015 – an increase of 42%. C. diff sales increased 25% in 2016 compared with 2015, while Group B Strep sales grew 515% compared with a year ago. Sales of Shiga toxin-producing E. coli test (STEC) and Staph ID/R Blood Culture Panel, which became commercially available in late 2016, totaled approximately $53,000.
•	Annualized revenue per active instrument (RPAI) was $6,761 in the fourth quarter of 2016 compared with $6,407 a year ago, representing a 6% improvement. The Company reported 498 analyzers placed at the end of 2016 – a 16% increase from a year ago. The Company expects a greater focus on RPAI into 2017 coinciding with the expansion of its product menu.

Table 1: GAAP Net Loss and Non-GAAP Net Loss

	4Q 2016	3Q 2016	FY 2016	FY 2015
GAAP Net Loss	$(6,171,000)	$(29,047,800)	$(89,148,300)	$(57,899,200)
Non-GAAP Net Loss	$(8,040,000)	$(8,597,400)	$(31,446,600)	$(20,793,700)

Table 1: The table above includes net loss as shown in or derived from quarterly and annual financial statements presented in accordance with generally accepted accounting principles (GAAP). We also show Non-GAAP net loss, which excludes certain non-cash expenses and all items related to our convertible note financial structure such as interest, extinguishments of debt, and fair value liability gains and losses caused by fluctuations in our stock price. Management believes Non-GAAP net loss is a better indicator of the Company’s core operating performance. See table below for an explanation and reconciliation between GAAP net loss and Non-GAAP net loss.

Outlook

“With the anticipated FDA clearances and subsequent commercial launches of Bordetella Direct Test and Stool Bacterial Pathogens Panel in 2017, we believe that Great Basin has a compelling menu of assays that, along with our no-cost instrumentation model and exceptional ease-of-use, should make us a convincing molecular diagnostics option for a wide variety of hospitals and labs in the U.S.,” said Ashton. “We expect to recognize revenue growth from six commercially-available assays beginning in the second half of 2017. We remain focused on cost management efforts which we expect will result in lower cash burn and improved gross and operating margins.”

“Looking at the first half of 2017, we expect revenues to be driven primarily by sales of C. diff and Group B Strep assays. The customers’ evaluation process for our Staph ID/R Blood Culture Panel is more complex than it is for our two older products, and consequently, we expect it will be 6-9 months from the launch, which occurred last fall, before meaningful revenue from the product is recognized. We expect the evaluation timeline for our Stool Bacterial Pathogens Panel will be closer to the historical 60-90 days seen with C. diff and Group B Strep products, and therefore, expect meaningful revenue from that product within 90-120 days of FDA clearance.”

Non-GAAP Financial Measure

This press release includes a “Non-GAAP Financial Measure” as defined by the Securities and Exchange Commission. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of this Non-GAAP Financial Measure to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measure” below.

Reconciliation of Non-GAAP Financial Measure

The Company excludes certain non-cash and other financing-related income and expense items in calculating non-GAAP net loss because the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding performance of the Company’s core operations. The Company further believes that this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and may facilitate comparisons to the operating results of peer companies.

The following table presents a reconciliation between net loss as shown or derived from the Company’s financial statements for the periods presented in accordance with GAAP net loss and non-GAAP net loss. The table specifically reflects the elimination of certain non-cash amounts, income taxes, and other financing-related items:

	Three months ended
	December 31,	September 30,	Years Ended December 31,
	2016	2016	2016	2015
GAAP Net loss	$(6,170,970)	$(29,047,775)	$(89,148,268)	$(57,899,169)
Adjustment for depreciation and amortization	776,015	674,402	2,634,372	1,612,086
Adjustment for interest expense	16,780,691	138,214,061	167,466,170	11,757,445
Adjustment for interest income	(3,216)	(2,884)	(7,399)	(18,193)
Adjustment for (gain) loss on exchange of warrants	—	—	(3,374,752)	4,038,063
Adjustment for loss on extinguishment of debt	6,880,273	17,292,463	24,172,736	—
Adjustment for change in fair value liabilities	(26,302,821)	(135,727,676)	(133,191,183)	19,714,808
Adjustment for provision for income taxes	—	—	1,750	1,250
Non-GAAP Net loss	$(8,040,028)	$(8,597,409)	$(31,446,574)	$(20,793,710)
Non-GAAP Net loss per common share - basic and diluted	$(18.25)	$(4,470.83)	$(281.55)	$(43,684.26)
Weighted average common shares - basic and diluted	440,652	1,923	111,691	476

The following table presents cash flows used in operations as shown in or derived from our Statements of Cash Flows for the periods presented. However, the table begins with Non-GAAP Net loss as calculated above, then excludes reconciling amounts related to Other income (expense) (except for such items paid or received in cash), and also reflects resultant modications to changes in operating assets and liabilities:

	Three months ended
	December 31,	September 30,	Years Ended December 31,
	2016	2016	2016	2015
Cash flows from operating activities
(presented using Non-GAAP Net loss):
Non-GAAP Net loss	$(8,040,028)	$(8,597,409)	$(31,446,574)	$(20,793,710)
Adjustments to reconcile Non-GAAP Net loss
to cash used by operating activities:
Bad debt expense (recoveries)	(72,480)	667	12,702	—
Employee stock option amortization	24,927	37,044	136,060	110,124
Warrant issuance and modifications	—	—	—	612,006
Interest income received in cash	3,216	2,884	7,399	18,193
Interest expense paid in cash	(678,225)	(508,217)	(1,778,831)	(1,055,255)
Income taxes paid in cash	—	—	(1,750)	(1,250)
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	(7,857)	(38,770)	(80,706)	(143,905)
(Increase) decrease in inventory	105,299	(406,974)	(288,430)	(676,048)
(Increase) decrease in prepaid and other assets	326,671	286,919	(385,784)	(56,797)
Increase in accounts payable	306,537	745,679	879,404	602,056
Increase (decrease) in accrued liabilities	515,668	(229,888)	1,292,120	714,832
Net cash used in operating activities	$(7,516,272)	$(8,708,065)	$(31,654,390)	$(20,669,754)

Net Gain (Loss) on Exchange and Issuance of Warrants

For the fourth quarter ended December 31, 2016, the exchange and issuance of warrants resulted in a net loss of $4.0 million. The exchange and issuance of warrants during the year ended December 31, 2016 resulted in a net gain of $3.4 million, which comprised a gain on the exchange of Series E Warrants in the amount of $4.1 million, partially offset by a loss on the issuance of our Series G Warrants in the amount of $0.7 million.

The loss on extinguishment of warrants in the amount of $4.0 million for the year ended December 31, 2015 was due to the extinguishment of 1.05 million Series C Warrants for $2.1 million in convertible notes payable and associated Series D Warrants. The fair value of the convertible note and warrants issued as consideration in the exchange was $6.4 million, which was offset by $2.3 million, the fair value of the Series C Warrants.

Loss on Extinguishment of Debt

The Company’s senior secured convertible notes issued in 2015 contained a conversion feature whereby installment payments could be made if the Company issued shares of common stock to the noteholders. Because this feature was separate from the note itself, when such conversions occurred, they were deemed extinguishments of debt for accounting purposes. During 2016, the Company issued shares of common stock in various installments to pay down the note. In November 2016, the noteholders agreed to extinguish the remaining balance of the 2015 notes in exchange for a new class of Series F Convertible Preferred Stock. A total loss on the extinguishment of debt in the amount of $24.2 million was recorded to account for all these transactions for the 2016 year. The loss amounts were equal to the fair market values of the shares of common stock and preferred stock issued, offset by the principal amounts of the notes either paid down or extinguished, the related remaining debt discount associated with the principal amounts, the related derivative liability amounts also reduced, and the fair value of an embedded conversion feature inherent in the shares of preferred stock.

Change in Fair Value Liability

The change in the fair value liability resulted in a fourth quarter 2016 net gain of $26.3 million compared to a net gain of $2.9 million in the fourth quarter of 2015. For the year ended December 31, 2016, the change in the fair value liability resulted in a net gain in earnings of $133.2 million, compared to a net loss in earnings of $19.7 million for the year ended December 31, 2015. During 2016, the Company had a decrease in the fair value of the conversion feature and warrants associated with the 2015 and 2016 notes in the amount of $125.9 million and a net decrease in the fair value of all other fair value liabilities in the amount of $21.8 million. These decreases were the result of the decrease in the value of common stock during 2016.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the Company’s website at www.gbscience.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding events, trends and business prospects, which may affect future operating results and financial position, including but not limited to statements regarding the potential future commercial success of the Company’s assays, the Company’s continued revenue growth, adding the Company’s systems to larger hospitals and labs, expanding assays at existing customers, investments yielding higher revenue per customer, expanded customer base and new assays in the future, building the Company’s total revenue base, increasing sales per instrument, and reducing seasonality in the Company’s revenue stream. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered an indication of future performance. These risks and uncertainties include, but are not limited to: (i) our limited operating history and history of losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Great Basin Scientific, Inc.

Balance Sheets

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash	$1,014,255	$4,787,759
Restricted cash	47,066,313	13,800,000
Accounts receivable, net	479,394	411,390
Inventory	1,421,572	1,133,142
Prepaid and other current assets	950,694	564,910
Total current assets	50,932,228	20,697,201
Restricted cash, net of current portion	12,344,039	—
Intangible assets, net	42,586	119,171
Property and equipment, net	10,078,484	7,741,991
Total assets	$73,397,337	$28,558,363
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$3,855,997	$2,432,459
Accrued expenses	6,275,808	1,313,149
Current portion of notes payable	—	5,693
Current portion of convertible notes payable	60,000,000	16,575,000
Notes payable - related party	500,000	500,000
Current portion of capital lease obligations	865,049	1,305,426
Total current liabilities	71,496,854	22,131,727
Convertible notes payable, net of current portion and debt discount	15,000,000	2,177,657
Capital lease obligations, net of current portion	55,912	851,410
Derivative liability, net of current portion	36,344,180	26,592,532
Series F convertible preferred stock	5,655,006	—
Other long term liabilities	831,678	—
Total liabilities	129,383,630	51,753,326
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; Series E convertible preferred stock; 74,380 and 2,860,200 shares authorized, respectively; 74,380 and 88,347 shares issued and outstanding, respectively	74	88
Common stock, $.0001 par value: 1,500,000,000 and 200,000,000 shares authorized; 764,690 and 489 shares issued and outstanding, respectively	76	—
Additional paid-in capital	155,065,690	98,708,814
Accumulated deficit	(211,052,133)	(121,903,865)
Total stockholders' deficit	(55,986,293)	(23,194,963)
Total liabilities and stockholders' deficit	$73,397,337	$28,558,363

Great Basin Scientific, Inc.

Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues	$851,930	$611,870	$3,048,126	$2,142,040
Cost of sales	2,149,287	1,444,147	8,061,382	4,813,415
Gross loss	(1,297,357)	(832,277)	(5,013,256)	(2,671,375)
Operating expenses:
Research and development	3,913,483	2,201,498	13,406,370	8,485,668
Selling and marketing	1,966,420	1,800,363	6,859,323	5,007,320
General and administrative	1,638,783	2,108,460	8,801,997	6,241,433
Total operating expenses	7,518,686	6,110,321	29,067,690	19,734,421
Loss from operations	(8,816,043)	(6,942,598)	(34,080,946)	(22,405,796)
Other income (expense):
Interest expense	(16,780,691)	(10,888,858)	(167,466,170)	(11,757,445)
Interest income	3,216	115	7,399	18,193
Gain (loss) on exchange and issuance of warrants	—	(4,038,063)	3,374,752	(4,038,063)
Loss on extinguishment of debt	(6,880,273)	—	(24,172,736)	—
Change in fair value liabilities	26,302,821	2,926,817	133,191,183	(19,714,808)
Total other income (expense)	2,645,073	(11,999,989)	(55,065,572)	(35,492,123)
Loss before provision for income taxes	(6,170,970)	(18,942,587)	(89,146,518)	(57,897,919)
Provision for income taxes	—	—	(1,750)	(1,250)
Net loss	$(6,170,970)	$(18,942,587)	$(89,148,268)	$(57,899,169)
Net loss per common share - basic and diluted	$(14.00)	$(39,963.26)	$(798.17)	$(121,636.91)
Weighted average common shares - basic and diluted	440,652	474	111,691	476

Great Basin Scientific, Inc.

Statements of Cash Flows

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(89,148,268)	$(57,899,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,634,372	1,612,086
Bad debt expense	12,702	—
Change in fair value liabilities	(133,191,183)	19,714,808
Loss on issuance on convertible note as interest	119,185,886	10,594,182
Loss on extinguishment of debt	24,172,736	—
Net gain on exchange and issuance of warrants	(3,374,752)	4,038,063
Employee stock compensation	136,060	110,124
Warrant issuance and modifications	—	612,006
Debt discount amortization	46,529,237	122,050
Changes in operating assets and liabilities:
Increase in accounts receivable	(80,706)	(143,905)
Increase in inventory	(288,430)	(676,048)
Increase in prepaid and other assets	(385,784)	(56,797)
Increase in accounts payable	879,403	602,056
Increase in accrued liabilities	1,264,337	700,790
Net cash used in operating activities	(31,654,390)	(20,669,754)
Cash flows from investing activities:
Acquisition of property and equipment	(1,161,125)	(1,566,044)
Construction of analyzer instruments	(3,211,755)	(3,226,943)
Net cash used in investing activities	(4,372,880)	(4,792,987)
Cash flows from financing activities:
Proceeds from exercise of warrants	1,449,850	3,161,220
Proceeds from issuance of convertible notes payable	5,407,772	4,135,000
Proceeds from follow-on offering	10,631,377	21,933,874
Proceeds from issuance of notes payable - related party	—	250,000
Proceeds from release of restricted cash	16,396,214	—
Payment of cash settlement for warrant exercises	(314,879)	—
Principal payments of capital leases	(1,310,875)	(947,423)
Principal payments of notes payable	(5,693)	(49,994)
Principal payments of notes payable -related party	—	(250,000)
Net cash provided by financing activities	32,253,766	28,232,677
Net increase (decrease) in cash	(3,773,504)	2,769,936
Cash, beginning of the period	4,787,759	2,017,823
Cash, end of the period	$1,014,255	$4,787,759
Supplemental disclosures of cash flow information:
Interest paid	$1,778,831	$1,055,255
Income taxes paid	$1,750	$1,250
Supplemental schedule of non-cash investing and financing activities:
Conversion of preferred stock to common stock	$36	$2,651
Conversion of note payable to preferred stock	$3,144,000	$—
Assets acquired through capital leases	$80,138	$—
Offering costs incurred but unpaid	$281,188	$235,020
Property and equipment included in accounts payable	$446,400	$226,214
Cashless exercise of warrants	$—	$1,011
Change in derivative liability from exercised and issued warrants and convertible notes	$12,503,276	$54,883,264

Contact:

Betsy Hartman, Great Basin Scientific

(385) 215-3372

ir@gbscience.com

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